UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VOICE ASSIST, INC.
(Exact name of Registrant as specified in its charter)

Nevada	26-1607874
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 South Pointe Dr., Suite 100 Lake Forest, CA	92630
(Address of Principal Executive Offices)	(Zip Code)

2 South Pointe Dr., Suite 100
Lake Forest, California 92630
(Address of Principal Executive Offices, including ZIP Code)

2012 Non-Qualified Attorney and Consultant’s Compensation Plan
(Full title of the plan)

INCORP SERVICES
2360 Corporate Circle, Suite 400
Henderson, NV 89074
(Name and address of agent for service)

(702) 866-2500
(Telephone number, including area code, of agent for service)

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

$0.001 par value common stock	3,000,000	$0.15	$450,000	$51.57

(1)
This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices reported on the OTC QB as of  March 1, 2012.

PROSPECTUS

VOICE ASSIST, INC.

3,000,000 Shares of Common Stock

This prospectus relates to the offer and sale by Voice Assist, Inc., a Nevada corporation, of 3,000,000 shares of its $0.001 par value per share common stock to attorneys, consultants, and employees of Voice Assist, Inc. pursuant to the 2012 Non-Qualified Consultant Stock Compensation Plan (the “Stock Plan”). Pursuant to the Stock Plan, Voice Assist, Inc. is registering hereunder, based upon received services and shares of common stock already issued, a total of 3,000,000 shares of common stock.

The Consultants and Attorneys Shares were issued or will be issued by us in private, unregistered sales to the selling security holders for consulting services performed under an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

You should rely only on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is not permitted.

You should not assume that the information contained or incorporated in the registration statement to which this prospectus is a part of is accurate as of any date other than the date hereof, regardless of the time of delivery of this prospectus or of any sale of the Consultant being registered in that registration statement of which this prospectus forms a part.

The common stock is not subject to any restriction on transferability.  Recipients of shares other than persons who are “affiliates” of Voice Assist, Inc. within the meaning of the Securities Act of 1933 (the “Act”) may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale.  The common stock is traded on the OTC QB under the symbol “VSST.”

These Securities Have Not Been Approved Or Disapproved By The Securities And Exchange Commission Nor Has The Commission Passed Upon The Accuracy Or Adequacy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this prospectus is March 6, 2012.

This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the “Securities Act”), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act.  The statements in this prospectus as to the contents of any contract or other documents filed as an exhibit to either the registration statement or other filings by Voice Assist, Inc. with the Commission are qualified in their entirety by reference thereto.

A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request.  Requests should be addressed to:  Voice Assist, Inc., 2 South Pointe Dr., Suite 100, Lake Forest, CA 92630.  The telephone number for Voice Assist, Inc. is: (949) 655-1677.

Voice Assist, Inc. is subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and in accordance therewith files reports and other information with the Commission.  These reports, as well as the proxy statements and other information filed by Voice Assist, Inc. under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington D.C. 20549-0405.   In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by Voice Assist, Inc.  This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of Voice Assist, Inc. since the date hereof.

TABLE OF CONTENTS

Information Required in the Section 10(a) Prospectus 1

Item 1.  The Plan Information 1

Item 2.  Registrant Information and Plan Annual Information 2

Information Required in the Registration Statement 3

Item 3.  Incorporation of Documents by Reference 3

Item 4.  Description of Securities 3

Item 5.  Interests of Named Experts and Counsel 3

Item 6.  Indemnification of Officers, Directors, Employees and Agents 4

Item 7.  Exemption from Registration Claimed 6

Item 8.  Exhibits 6

Item 9.  Undertakings 7

Signatures…… 8

Exhibit Index ... 11

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a)

PROSPECTUS

Item 1.  The Plan Information.
The Company

Voice Assist, Inc. has its principal executive offices at 2 South Pointe Dr., Suite 100, Lake Forest, CA 92630. Voice Assist, Inc.’s telephone number is (949) 655-1677.

Purpose

Voice Assist has issued or may issue a total of 3,000,000 shares of common stock for consultants and employees of Voice Assist, and Voice Assists’ registering the shares of common stock pursuant to the Stock Plan, which has been approved by the Board of Directors. The Stock Plan is intended to provide a method whereby Voice Assist will cover the costs of consulting services provided by consultants and or employees, thereby advancing the interests of Voice Assist and all of its stockholders. A copy of the Stock Plan has been filed as an exhibit to this registration statement.

Common Stock and Options

The Board has authorized the registration of 3,000,000 shares of the common stock at the average bid and ask value on March 1, 2012, of $0.15 per share, upon effectiveness of this registration statement.

No Restrictions on Transfer

Recipients of shares of common stock will become the record and beneficial owner of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

Tax Treatment to the Recipients

The common stock is not qualified under Section 401(a) of the Internal Revenue Code.  Therefore, a recipient will be required for federal income tax purposes to recognize compensation during the taxable year of issuance.  Accordingly, absent a specific contractual provision to the contrary, the recipient will receive compensation taxable at ordinary rates equal to the fair market value of the shares ($0.15 per share on the date of issuance). Each recipient is urged to consult his tax advisors on this matter.

Tax Treatment to the Company

The amount of income recognized by a recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by Voice Assist, Inc. for federal income tax purposes in the taxable year of Voice Assist, Inc. during which the recipient recognizes income.

Restrictions on Resale

In the event that an affiliate of Voice Assist, Inc. acquires shares of common stock hereunder, the affiliate may be subject to Section 16(b) of the Exchange Act.  Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called “profit”, as computed under Section 16(b) of the Exchange Act, may be required to be disgorged from the recipient to Voice Assist, Inc.  Services rendered have been recognized as valid consideration for the “purchase” of shares in connection with the “profit” computation under Section 16(b) of the Exchange Act.  Voice Assist, Inc. has agreed that for the purpose of any “profit” computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered.  Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2.  Registrant Information and Plan Annual Information

A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request.  Requests should be addressed to: Voice Assist, Inc., 2 South Pointe Dr., Suite 100, Lake Forest, CA 92630.  The telephone number is (949) 655-1677.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Voice Assist, Inc., a Nevada corporation (the “Company”), are incorporated herein by reference:

a.	The Company’s latest Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission;

b.	The Company’s latest Quarterly Report on Form 10-Q for the quarter ended September 30, 2011;

c.	The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the fiscal year ended December 31, 2010; and

d.
All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Class of Securities being registered pursuant to the Plan are registered securities under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

The financial statements of Voice Assist, Inc. are incorporated by reference in this prospectus as of and for the year ended December 31, 2010, and have been audited by Mantyla McReynolds, LLC, independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

Stoecklein Law Group has rendered an opinion on the validity of the securities being registered.  Stoecklein Law Group is not an affiliate of Voice Assist, Inc.

Item 6.  Indemnification of Officers, Directors, Employees and Agents.

Voice Assist, Inc. Articles of Incorporation contains provisions for indemnification of its officers and directors; in addition, Sections 78.7502 and 78.751 of the Nevada General Corporation Laws provides as follows:

NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

a.   Is not liable pursuant to NRS 78.138; or
b.
Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:
       a.  Is not liable pursuant to NRS 78.138; or
b.	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:
           a.   By the stockholders;
b.	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
c.	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or
d.	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

a.
Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

b.	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Voice Assist, Inc. pursuant to the foregoing provisions, Voice Assist, Inc. has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

(a)	The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by reference:

Exhibit No.	Title

4.1	Articles of Incorporation of Voice Assist, Inc. (filed as Exhibit 3 (i )(a) to the Registrant’s S-1 filed on February 29, 2008, and incorporated herein by reference)

4.2	Bylaws of Voice Assist, Inc. (filed as Exhibit 3(ii )(a) to the Registrant’s S-1 filed on February 29, 2008, and incorporated herein by reference)

5.1	Legal opinion of Stoecklein Law Group.

10.1	2012 Non-Qualified Attorney’s Compensation Plan
23.1	Consent of Stoecklein Law Group

23.2	Consent of Mantyla McReynolds, LLC

24	Power of Attorney (included on the signature page of this Registration Statement)

Item 9.  Undertakings.  The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)
include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Lake Forest, California, on March 6, 2012.

VOICE ASSIST, INC.
(Registrant)

/S/ Michael Metcalf
Michael Metcalf
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Metcalf as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Principal Executive Officers:

/S/ Michael Metcalf	Chief Executive Officer,	March 6, 2012
Michael Metcalf	Principal Executive Officer and Director

/S/ Donna Moore	Chief Financial Officer,	March 6, 2012
Donna Moore	Principal Accounting Officer

The Plan. Pursuant to the requirements of the Securities Act of 1933, the board of directors have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on March 6, 2012.

VOICE ASSIST, INC.
2012 Non-Qualified Attorney’s Stock Compensation Plan

By: /S/ Michael Metcalf
Michael Metcalf, Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Articles of Incorporation of Voice Assist, Inc. (filed as Exhibit 3(i )(a) to the Registrant’s S-1 filed on September 30, 2008, and incorporated herein by reference)

4.2	Bylaws of Voice Assist, Inc. (filed as Exhibit 3(ii )(a) to the Registrant’s S-1 filed on September 31, 2008, and incorporated herein by reference)

5.1	Legal opinion of Stoecklein Law Group.

10.1	2012 Non-Qualified Attorney’s Stock Compensation Plan

23.1	Consent of Stoecklein Law Group

23.2	Consent of Mantyla McReynolds, LLC

24	Power of Attorney (included on the signature page of this Registration Statement)